Exhibit 99.1

Investor Contact

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen

415-618-8750

DineEquity, Inc. Completes Re-Pricing of Term Loan Facility

GLENDALE, Calif., February 25, 2011 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced the completion of the re-pricing of its senior secured term loan facility.

The Company’s re-pricing transaction of its $742 million senior secured credit facility was completed at LIBOR plus 3.0% with a floor on LIBOR of 1.25%. Today, this represents a 4.25% interest rate compared to the previous 6.0% interest rate on the Company’s bank loans. Pro forma annual interest savings will total approximately $13 million.  DineEquity pursued an opportunistic re-pricing of its term loan facility at this time to take advantage of the lower interest rates in the current senior secured debt market.

In addition, the Company increased its senior secured revolving credit facility maturing in October 2015 from $50 million to $75 million.  No amounts under this revolver were drawn as of the closing date of the completed re-pricing transaction.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With nearly 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different  from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s substantial indebtedness; risk of future impairment charges; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business, the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; shortages or interruptions in the supply or delivery of food; changing health or dietary preferences; harm to our brands’ reputation; litigation; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; concentration of  Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; inability of franchisees to fund capital expenditures; and other factors discussed from time to time in the Company’s Form 10-Q, Form 10-K and in the Company’s other filings with the Securities and Exchange Commission.  The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.